SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

MiMedx Group, Inc.

(Name of Registrant as Specified In Its Charter)

Parker H. Petit

David J. Furstenberg

Shawn P. George

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 16, 2019, Parker H. “Pete” Petit, David J. Furstenberg and Shawn P. George issued a press release (the “Press Release”) to shareholders of MiMedx Group, Inc. A copy of the Press Release can be found on their website, www.MiMedxBoardProxy.com, and is attached herewith as Exhibit 1.

Exhibit 1

MIMEDX CONTINUES TO FIGHT

AGAINST HOLDING 2019 ANNUAL MEETING

Hialeah Municipal Fund, a MiMedx (OTC Pink: MDXG) shareholder, filed a lawsuit April 18, 2019, to force the Company to hold the 2019 Annual Meeting for the election of three Class III directors on June 17, 2019, at the same time as the Court ordered the Company to hold the 2018 Annual Meeting.

Just as MiMedx did in opposing the first Hialeah lawsuit regarding the 2018 Annual Meeting for the election of three Class II directors, they are refusing to agree on a date to hold the 2019 Annual Meeting.  The Company filed a Notice of Hearing for its Motion to Dismiss the second Hialeah lawsuit in the Circuit Court of Leon County, Florida on June 11, 2019.

The Petit Slate successfully supported Hialeah’s efforts to require the Company to hold the 2018 Annual Meeting.  The Company refuses to schedule the 2019 Annual Meeting, even though the three year term of the Class III directors should have ended May 18, 2019, and would have ended then if the Company had continued to hold its Annual Meetings as they were previously held.

To avoid and delay the 2019 Annual Meeting and frustrate shareholders’ right to elect the three Class III directors, the Company intends to appoint three Class III directors five days after the 2018 Annual Meeting.  If the Company does so, these directors will continue to serve until the 2019 Annual Meeting is held, at which time they will stand for election.  Heavily criticized Audit Committee Chairman, Terry Dewberry, is a Class III director, and he would be left in office indefinitely.  An additional negative consequence is this could cause a significant delay in the election of the four Class I directors at the 2020 shareholder meeting.

The Leon County Circuit Judge is expecting on or before July 5, 2019, for the Company and Hialeah to suggest dates for the 2019 Annual Meeting.  Assuming no agreement is reached on that date, the Court will hear the Company’s Motion to Dismiss and Hialeah’s Motion for Summary Judgment August 8, 2019.  Whatever the Court decides, the decision is subject to appeal, which would further delay the 2019 Annual Meeting.

It is certainly in the interest of all shareholders for the Company to hold its shareholder meetings in a timely manner, particularly when the Board’s performance is being heavily questioned. Therefore, we recommend that shareholders let Dr. Kathy Behrens Wilsey, the new Chairperson of the Board, know of your desire to have the 2019 shareholder meeting held as soon as possible.

Contact:

Proxy Solicitor:
InvestorCom
Toll-Free: (877) 972-0090
Banks and Brokers Call Collect: (203) 972-9300
info@investor-com.com

Legend
Parker H. Petit ("Mr. Petit"), David J. Furstenberg, and Shawn P. George (collectively, the "Nominees" or the "Participants") have filed a definitive proxy statement and supplements to the definitive proxy statement with the Securities and Exchange Commission (the "SEC"), along with an accompanying WHITE proxy card to be used in connection with the Participants' solicitation of proxies from the shareholders of MiMedx Group, Inc. (the "Company") for use at the Company's 2018 annual meeting of shareholders. All shareholders of the Company are advised to read the foregoing proxy materials because they contain important information, including additional information related to the Participants. The definitive proxy statement and supplements and an accompanying proxy card will be furnished to some or all of the Company's shareholders and are, along with other relevant documents, available at no charge on the SEC's website at http://www.sec.gov/ and at www.MiMedxBoardProxy.com.

Information about the Participants and a description of their direct or indirect interests by security holdings are contained in the definitive proxy statement on Schedule 14A filed by Mr. Petit with the SEC on May 28, 2019. This document can be obtained free of charge from the sources indicated above.